Exhibit 10.8

EXECUTION COPY

SUPPLEMENTAL SHAREHOLDERS AGREEMENT

DATED AS OF OCTOBER 11, 2005

By and Among

INLAND AMERICAN REAL ESTATE TRUST, INC.

AND

HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK
AS LISTED ON SCHEDULE A HERETO

i

SUPPLEMENTAL SHAREHOLDERS AGREEMENT

This SUPPLEMENTAL SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of October 11, 2005, is made and entered into by and among Inland American Real Estate Trust, Inc. (“Inland”), the holders of common stock, par value $1.00 per share (the “Common Stock”), of Minto Builders (Florida), Inc., a Florida corporation (the “Company”) listed on Schedule A hereto (the “Common Stock Holders”) and the holders of 3.5% Series A redeemable preferred stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) listed on Schedule A hereto (the “Series A Holders”).  The parties hereto and any other person who shall hereafter acquire shares of Capital Stock (as defined below) or other voting securities of the Company pursuant to the provisions of and subject to this Agreement or the Shareholders Agreement, dated as of the date hereof, by and among the Company, Inland, the Common Stock Holders and the Series A Holders, are sometimes referred to individually as a “Holder” and collectively as “Holders.”

WHEREAS, the Company has entered into a Securities Purchase and Subscription Agreement, dated as of the date hereof (the “Purchase Agreement”), with Inland and the other parties named therein pursuant to which the Company has agreed to issue and sell in several tranches, and Inland has agreed to purchase, for $1,276 per share, 920,000 shares of convertible special voting stock, par value $0.01 per share, of the Company (the “Voting Stock”) for an aggregate purchase price of $1,173,920,000 (the “Transaction”);

WHEREAS, prior to the Transaction, Minto (Delaware), LLC, a Delaware limited liability company, owns 23,000 shares of Common Stock and 207,000 shares of Series A Preferred Stock;

WHEREAS, as a result of the Transaction, when fully subscribed, Inland will hold up to 80% of the voting securities and value of the Company; and

WHEREAS, the Holders desire to provide herein for certain matters relating to the transfer of Capital Stock of the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified and with respect to Inland, the term “Affiliate” shall include any member of the Inland Group.  For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Arbitrated Claim” has the meaning specified in Section 4.13.

“Arbitration Answer” has the meaning specified in Section 4.13(c).

“Arbitration Claimants” has the meaning specified in Section 4.13(c).

“Arbitration Demand” has the meaning specified in Section 4.13(c).

“Arbitration Reply” has the meaning specified in Section 4.13(c).

“Arbitration Respondents” has the meaning specified in Section 4.13(c).

“Board” means the Board of Directors of the Company.

“Bona Fide Offer” means any offer, in writing, to purchase shares of Capital Stock for cash, setting forth a specific purchase price and a closing date of no more than sixty (60) days therefrom which is fully financed and not subject to any material conditions.

“Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in the State of Illinois or in the Province of Ontario are authorized or obligated by law or executive order to be closed.

“Capital Stock” means the Common Stock, Voting Stock, and the Series A Preferred Stock.

“Closing” means the closing on October 11, 2005 pursuant to the Purchase Agreement.

“Common Stock” has the meaning specified in the introductory paragraph to this Agreement.

“Common Stock Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Default Offeree” has the meaning specified in Section 2.2(e) of this Agreement.

“Holder” or “Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Inland” has the meaning specified in the introductory paragraph to this Agreement.

“Inland Group” means The Inland Group, Inc., a Delaware corporation, and any direct or indirect wholly-owned subsidiary

“Offeree Notice” has the meaning specified in Section 2.2(b) of this Agreement.

“Offerees” has the meaning specified in Section 2.2(a) of this Agreement.

“Offeror” has the meaning specified in Section 2.2(a) of this Agreement.

“Offering Holder” has the meaning specified in Section 2.2(a) of this Agreement.

“Permitted Transferee” means, with respect to any Holder, (i) the Company or (ii) any Affiliate of such Holder.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, limited liability company, joint stock company, and any government, governmental department or agency or political subdivision thereof or any other entity.

“Purchase Agreement” has the meaning specified in the Recitals of this Agreement.

“Put/Call Agreement” means the Put/Call Agreement, dated as of the date hereof, by and among the Company, Inland, the Common Stock Holders and the Series A Holders.

“Series A Holders” has the meaning specified in the introductory paragraph to this Agreement.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, by and among the Company, Inland, the Common Stock Holders and the Series A Holders.

“Series A Articles of Amendment” means the Articles of Amendment filed by the Company and accepted for record by the State of Florida Department of State designating the Series A Preferred Stock.

“Series A Preferred Stock” has the meaning specified in the introductory paragraph to this Agreement.

“Sponsored Entity” means an entity sponsored by Inland Real Estate Investment Corporation, a Delaware corporation, that is (i) a real estate investment trust which is a reporting company under the Securities Exchange Act of 1934, as amended, that will not impair the Company’s ability to satisfy the “five or fewer” rule under Sections 856 and 542(a)(2) of the Internal Revenue Code of 1986, as amended, or (ii) reasonably approved by the Series A Holders.

“Third Party” means any Person other than the Company, any Holder and any of their respective Affiliates.

“Transaction” has the meaning specified in the Recitals of this Agreement.

“Transfer” means any direct or indirect sale, assignment, mortgage, transfer, pledge, gift, hypothecation or other disposition or transfer of, or any act creating a trust (voting or otherwise) with respect to, capital stock or other voting securities of the Company.

“Transfer Default Stock” has the meaning specified in Section 2.2(e) of this Agreement.

“Transfer Notice” has the meaning specified in Section 2.2(a) of this Agreement.

“Transfer Offer” has the meaning specified in Section 2.2(a) of this Agreement.

“Transfer Stock” has the meaning specified in Section 2.2(a) of this Agreement.

“Voting Stock” has the meaning specified in the Recitals of this Agreement.

ARTICLE II

TRANSFERS

SECTION 2.1.                       Transfer Restrictions.  Until the seventh anniversary of the Closing, Inland shall not Transfer any shares of its Voting Stock, and if the Voting Stock has been converted into Common Stock, Inland shall not Transfer any shares of such Common Stock, without the prior written consent of a majority in interest of the Series A Preferred Stock, which consent shall not be unreasonably withheld; provided, however, that Inland may Transfer its Voting Stock (or Common Stock if converted) to a Sponsored Entity without obtaining the consent of the Series A Holders; provided, further, that Inland or a Sponsored Entity may pledge its Voting Stock (or Common Stock if converted) without obtaining the consent of the Series A Holders if the pledge is made to a lender in which the applicable indebtedness is secured by property of the Company and the lender requires the pledge of the Voting Stock (or Common Stock if converted) as additional collateral; provided, further, that if the Company guarantees any indebtedness of Inland or any of its subsidiaries, the amount of the guarantee will be treated as outstanding debt of the Company for purposes of the covenants contained in Paragraph 8 of the Series A Articles of Amendment.

SECTION 2.2.                       Right of First Refusal.

If, at any time during the term of this Agreement but subject to Section 2.1, any Holder (the “Offering Holder”) receives a Bona Fide Offer to purchase shares of Capital Stock (the “Transfer Stock”) then owned by such Offering Holder which such Offering Holder wishes to accept (a “Transfer Offer”) from any Third Party or any other Holder (the “Offeror”), then the Offering Holder shall provide a written notice (the “Transfer Notice”) of such Transfer Offer to each of the other Holders (the “Offerees”) stating (A) such Holder’s intention to Transfer all or a portion of its Capital Stock pursuant to the Bona Fide Offer, (B) the number of shares of Capital Stock that such Holder proposes to Transfer, (C) the name and address of the proposed transferee and (D) the offered purchase price per share of the Capital Stock to be Transferred and the manner of payment thereof.  The Transfer Notice shall be accompanied by a copy of the Bona Fide Offer, which shall be in writing and signed by the proposed transferee.

The Offerees shall have the right and option, within 60 days after the date the Transfer Notice is received by such Offerees, to accept irrevocably such offer (subject to the pro rata adjustments set forth in Sections 2.2(c) and 2.2(d)), in the aggregate, as to all but not less than all shares of Transfer Stock.  Each Offeree that desires to exercise such option shall provide the Offering Holder with written notice in the manner provided in Section 4.4 (the “Offeree Notice”) (specifying the number of shares of the Transfer Stock as to which such Offeree is accepting the offer) within such 60-day period.  If an Offeree does not provide an Offeree Notice to the Offering Holder within such 60-day period, such Offeree shall be deemed to have declined to exercise its rights under this Section 2.2.

If a Holder Offeree or Holder Offerees, pursuant to the Offeree Notice(s), accept(s) such offer to buy all the shares of Transfer Stock, the Offering Holder and Offeree(s) shall close the sale of Transfer Stock within 15 days after receipt of the final Offeree Notice by the Offering Holder.  No Offeree shall have the right to acquire such shares of Transfer Stock unless all such shares are being acquired in the aggregate by the Offerees pursuant to the provisions of this Section 2.2.

If the aggregate number of shares of Transfer Stock as to which notices of acceptance are provided by the Offerees exceeds the number of shares of Transfer Stock, then (1) if Inland is an Offeree, Inland shall be allocated the number of shares of Transfer Stock which Inland agreed to purchase on its notice of acceptance and (2) the number of shares of any remaining Transfer Stock that Inland did not agree to purchase on its notice of acceptance (of if Inland is not an Offeree, the number of shares of Transfer Stock) shall be allocated among the Offerees other than Inland (or if Inland is not an Offeree, the Offerees) as follows: (i) each Offeree which provided a notice of acceptance shall first be allocated the lesser of (A) the number of shares of Transfer Stock which such Offeree agreed to purchase and (B) the total number of shares of Transfer Stock offered in the Transfer Notice multiplied by the percentage of such Offeree ownership interest in the Company relative to the ownership interest in the Company of all of the accepting Offerees (treating for this purpose the Common Stock held by Minto Delaware or any

Affiliate thereof and the Series A Preferred Stock as a single class of stock and the Voting Stock and the Common Stock held by Inland or an Affiliate thereof as a single class of stock), and (ii) the balance of the shares of Transfer Stock (if any) offered shall be reallocated among the Offerees accepting the offer contained in the Transfer Notice in a proportion determined pursuant to the formula set forth in the preceding clause (i)(B) (provided, that no Offeree shall be allocated a number of shares of Transfer Stock that exceeds the number of shares of Transfer Stock which such Offeree initially offered to purchase in such Holder’s Offeree Notice, and no subsequent reallocations pursuant to this clause (ii) shall include any Holder who has been allocated the full amount of shares of Transfer Stock included in such Holder’s Offeree Notice pursuant to this Section 2.2(d)) in continuous reallocations until all such remaining shares have been reallocated fully among such Offerees; provided, that all allocations referred to herein shall be determined in good faith by the Company in accordance with the provisions of this Section 2.2 and any share amounts so determined shall be rounded to avoid fractional shares.

If any shares of Transfer Stock are not purchased by an Offeree who or which previously delivered a written notice of acceptance relating thereto (collectively, the “Transfer Default Stock”), such shares of Transfer Default Stock may be purchased by the other Offerees purchasing Transfer Stock within five (5) Business Days of the date such sale was to occur (the “Default Offerees”), allocated as follows:  (i) among such Default Offerees in proportion to the number of shares of Transfer Stock otherwise being purchased by those Default Offerees who agree to purchase Transfer Default Stock and (ii) the balance of the shares of Transfer Default Stock (if any) offered shall be reallocated among those Default Offerees who agree to purchase Transfer Default Stock in the same proportion as set forth in the preceding clause (i) (provided, that no Default Offeree shall be obligated to purchase more than the number of shares of Transfer Default Stock which such Default Offeree agreed to purchase pursuant to clause (i) above) in continuous reallocations until all such remaining shares have been reallocated fully among such Default Offerees; provided that, if the Default Offerees do not purchase all the Transfer Default Stock, (x) the Offerees are automatically excused from the provisions of this Section 2.2 and no Offeree may purchase any of the shares of Transfer Stock with respect to which it previously delivered a written notice of acceptance thereto and (y) the Offering Holder can sell all the shares of Transfer Stock to a Third Party or other Holder pursuant to Section 2.4 below.  All allocations referred to herein shall be determined in good faith by the Company in accordance with the provisions of this Section 2.2 and any share amounts so determined shall be rounded to avoid fractional shares.

Except as permitted by Section 2.5, no Stockholder may assign its rights under Section 2.2.

SECTION 2.3.                       Transfer Mechanics. The closing of the purchase of the Transfer Stock by the Offerees who have exercised the option pursuant to Section 2.2 shall take place pursuant to the time limits set forth in Section 2.2(c).  At such closing, the Offerees shall deliver to the Offering Holder the appropriate per share cash consideration by wire transfer of immediately available funds (unless otherwise specified in the Transfer Notice provided to the Offerees), against delivery of certificates representing the Transfer Stock so purchased duly endorsed.

SECTION 2.4.                       Transfers to Third Parties after the Holders Decline Their Right of First Refusal.  Subject to the provisions of Article II and Section 3.1 hereof, if at the end of the 60-day period following the giving of the Transfer Notice, the Offerees shall not have collectively accepted the offer contained in the Transfer Notice as to all shares of Transfer Stock covered thereby, the Offering Holder shall have 30 days in which to sell the Transfer Stock to the Offeror, at the same price and on the same terms and conditions contained in the Transfer Notice.  No sale may be made to any Offeror unless such Offeror agrees in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Article III.  Promptly after any sale pursuant to this Section 2.4, the Offering Holder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms and conditions thereof as the Company may reasonably request.  If, at the end of such 30-day period, the Offering Holder has not completed the sale of the Transfer Stock, such Stockholder shall no longer be permitted to sell such shares pursuant to this Section 2.4 without again fully complying with the provisions of this Article II and all the restrictions on Transfer contained in this Agreement shall again be in effect with respect to all such Holder’s shares of Capital Stock, including the Transfer Stock.

SECTION 2.5.                       Miscellaneous.  If a Holder Transfers any shares of Capital Stock to a Permitted Transferee, then for purposes of Article II hereof, any references to a Holder shall also include such Permitted Transferee.

ARTICLE III

ADDITIONAL HOLDERS

SECTION 3.1.                       Transferee of Holders.  Each Holder shall have the right to Transfer shares of Capital Stock (A) to a Permitted Transferee or (B) in accordance with the provisions of Article II, to any Third Party; in each case only if (i) such Transfer is not in violation of any covenants contained in this Agreement, the Shareholders Agreement or the Put/Call Agreement and (ii) prior to such Transfer, such transferee agrees in writing to be bound (to the same extent as contemplated with respect to the Holder (or the Permitted Transferee(s) thereof) transferring such shares of Capital Stock) by the terms and conditions of this Agreement pursuant to a supplementary agreement reasonably satisfactory in form and substance to the Board.  Upon entering into such supplementary agreement, such transferee shall be deemed to be a Holder for all purposes of this Agreement.

SECTION 3.2.                       Supplementary Agreement. The supplementary agreement referred to in Section 3.1 above shall become effective upon its execution by the Company and the new holder of Capital Stock, and it shall not require the signatures or the consent of the other Holders (or their respective Permitted Transferees).

ARTICLE IV

MISCELLANEOUS

SECTION 4.1.                       Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

SECTION 4.2.                       Recapitalizations, Exchanges Affecting the Common Stock.  The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Voting Stock, Common Stock and Series A Preferred Stock, to any and all shares of Capital Stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Voting Stock, Common Stock or Series A Preferred Stock, as the case may be, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.  Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

SECTION 4.3.                       Amendments.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

SECTION 4.4.                       Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company, addressed to:

Minto Holdings (at the address below) and Inland (at the address below)

If to Minto Delaware, addressed to:

c/o Minto Communities, LLC
4400 West Sample Road
Coconut Creek, FL 33073-3450
Attention: President

If to Minto Holdings, addressed to:

Minto Holdings, Inc.
Suite 300
427 Laurier Avenue West
Ottawa, Ontario, Canada
KIR 7Y2
Attention: President

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Larry P. Medvinsky
Facsimile: (212) 878 8375

If to Inland, addressed to:

Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Brenda G. Gujral

with a copy to:

The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Robert H. Baum

Shefsky & Froelich Ltd.
111 East Wacker Drive

Suite 2800
Chicago, Illinois 60601
Attention: Michael J. Choate, Esq.
Facsimile: (312) 275-7554

SECTION 4.5.                       Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

SECTION 4.6.                       Section Headings.  The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.7.                       Counterparts.  This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 4.8.                       Termination.  This Agreement (other than Sections 4.11, 4.12 and 4.13) shall terminate upon the written consent of each of the parties hereto.

SECTION 4.9.                       Entire Agreement.  This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto or contemporaneously herewith which form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter.  This Agreement supersedes and renders null and void all prior agreements and understandings between the parties with respect to the subject matter hereof.

SECTION 4.10.                 Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.11.                 Consent to Jurisdiction.  SUBJECT TO THE PROVISIONS OF SECTION 4.13, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

SECTION 4.12.                 Waiver of Right to Jury Trial.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 4.13.                 Arbitration.  All disputes arising out of, in connection with, or in any way related to this Agreement among the parties to this Agreement which are not resolved within six (6) months of an Indemnified Party’s sending of a notice of claim with respect thereto (each an “Arbitrated Claim”), shall be resolved by binding arbitration, and each party hereto hereby waives any right it may otherwise have to such a resolution of any Arbitrated Claim by any means other than arbitration pursuant to this Section 4.13.  As a minimum set of rules in the arbitration, the parties agree as follows:

The place of the arbitration shall be Chicago, Illinois.  The arbitration must be held in the English language in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof, except as modified by this Agreement.

The arbitration will be held before a single arbitrator selected by the (i) Inland and (ii) Minto Delaware.  If the respective parties in interest cannot agree on an arbitrator within thirty (30) days of the delivery of an Arbitration Demand (as defined below), JAMS will appoint such arbitrator.  The arbitrator will be knowledgeable regarding commercial transactions similar in nature to the transactions contemplated by this Agreement.

Any party or parties initiating arbitration (the “Arbitration Claimants”) will give to the other party or parties (the “Arbitration Respondents”) notice of their intention to arbitrate (the “Arbitration Demand”).  The Arbitration Demand will contain a notice regarding the nature of the claim.  The Arbitration Respondents will file an answering statement (the “Arbitration Answer”) within thirty (30) days after the Arbitration Demand.  The Arbitration Answer will contain a statement setting forth in reasonable detail the Arbitration Respondents’ responses and defenses to the Arbitrated Claim.  If the Arbitration Respondents assert a counterclaim, (i) the Arbitration Respondents shall send it with the Arbitration Answer and such counterclaim must include a statement setting forth in reasonable detail the nature of the counterclaim, the amount involved, if any, and the remedy sought, and (ii) the Arbitration Claimants will file a reply statement (the “Arbitration Reply”) as soon as is reasonably practicable, but in no event later than thirty (30) days, after the counterclaim. The Arbitration Reply will contain a statement setting forth in reasonable detail the Arbitration Claimants’ responses and defenses to the counterclaim.  If no Arbitration Answer or Arbitration Reply is given within the stated time, the claim or the counterclaim will be assumed to be granted.  Failure to file an Arbitration Answer or Arbitration Reply will not operate to delay the arbitration.

Unless the parties to the arbitration agree otherwise, the arbitrator may order depositions only for good cause and each party to the Arbitrated Claim may make such document requests and other discovery (other than depositions) as permitted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect on the date hereof.

The arbitration hearings will be conducted over a period not to exceed thirty (30) days commencing as of the date of the first hearing.  The arbitrator shall make a final decision on the Arbitrated Claim within thirty (30) days of the final hearing.  The arbitrator may make such orders with regard to scheduling, allocation of hearing time, or otherwise as he or she deems appropriate to achieve compliance with these time limitations.  The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute submitted to arbitration.

the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, will, as an initial matter, equally bear the costs and fees of the arbitration, if applicable, but the arbitrator shall award such costs in inverse proportion as the Arbitration Claimants, on the one hand, and the Arbitration Respondents, on the other, may prevail on the matters resolved by the arbitrator (based on the variance of their respective proposed Arbitration Demand, Arbitration Answer and/or Arbitration Reply, as

applicable, from the determination of the arbitrator), which proportionate allocations shall be determined by the arbitrator at the time the determination of the arbitrator is rendered on the merits of the matters submitted.

The arbitrator shall enter a written award specifying the basis for his or her decision, including findings of fact and conclusions of law, the basis for the Damages award and a breakdown of the Damages awarded, and the basis for any other remedy.  Any party dissatisfied with the award may invoke the JAMS Optional Arbitration Appeal Procedure (based on the rules therefor in effect at the time of this Agreement).  Such JAMS Optional Arbitration Appeal shall be limited to whether there are any erroneous conclusions of law, or any findings of fact not supported by substantial evidence.  The appellate arbitral panel may vacate, modify, correct, or affirm the award in whole or in any part.  The award (as modified, corrected, or affirmed by the appellate arbitral panel, or if no such JAMS appeal is taken, as originally rendered by the arbitrator) will be considered as a final and binding resolution of the disagreement.

Any arbitration proceeding will be conducted on a confidential basis, and any Confidential Information disclosed during any such proceeding will be kept confidential by the parties to such proceeding and by the arbitrator.

The arbitrator’s discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court before which such Arbitrated Claim may have been brought but for this Section 4.13, unless the parties expressly state elsewhere in this Agreement that parties will be subject to broader or narrower legal and equitable remedies than would be available under the law governing this Agreement.

The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitrator.  The award will include interest from the date of the Arbitrated Claim until the award is fully paid, computed at the then-prevailing U.S. prime rate, plus five percent (5%).  Any additional costs, fees or expenses incurred in enforcing the arbitral award (or successfully resisting it) will be borne by the party against which enforcement is sought if such award is successfully enforced (or borne by the party seeking to enforce such award if the resisting party successfully resists its enforcement).  Any party may enforce an arbitral award in any court of competent jurisdiction.

SECTION 4.14.                 No Conflicting Agreement.  Neither the Company nor any Holder will, on or after the date of this Agreement, enter into any agreement with respect to the shares of Capital Stock beneficially owned or held of record by it which conflicts with the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Supplemental Shareholders Agreement as of the date first above written.

MINTO (DELAWARE), LLC

By:	/s/ J. Eric McKinney
	Name:	J. Eric McKinney
	Title:	Executive Vice President

By:	/s/ Peter Goring
	Name:	Peter Goring
	Title:	Executive Vice President

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda Gail Gujral
	Name:	Brenda Gail Gujral
	Title:	President

SCHEDULE A

Holders of Common Stock

Minto (Delaware), LLC

Holders of Series A Preferred Stock

Minto (Delaware), LLC